Exhibit 99.1
Matrixx Initiatives, Inc. Announces the Election of John M. Clayton Ph.D to the Board of Directors
October 3, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company, today announced the election of John M. Clayton, Ph.D. to the Company’s Board of Directors. The appointment is effective October 1, 2005 with a term expiring at the 2006 annual meeting of stockholders. Mr. Clayton will be a member of the compensation and corporate governance committees of the Board.
This appointment brings Matrixx’s Board membership to nine, with eight independent directors. Carl J. Johnson, President and Chief Executive Officer, is an employee director.
Mr. Clayton joins Matrixx’s Board with over 30 years of research and development experience at Schering-Plough Healthcare Products, Inc. Most recently, Mr. Clayton served as the Senior Vice President of Scientific and Regulatory Affairs for Schering-Plough, a position he was appointed to in September 1984. In that position, Mr. Clayton was responsible for research and development of drugs and devices as well as regulatory affairs, clinical research, and prescription-to-over-the-counter drug switch programs. Prior to joining Schering-Plough in April 1974, Mr. Clayton held several research and teaching positions, which include serving as Associate Professor at the University of Tennessee as well as a Research Biologist at the Food and Drug Administration’s National Center for Toxicological Research.
“Mr. Clayton is a fine addition to Matrixx Initiatives’ board,” said Carl J. Johnson, President and Chief Executive Officer. “Mr. Clayton’s research and development expertise is a strategic fit as Matrixx continues to invest in new product development and broadens our product offerings.”
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter pharmaceuticals, that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and recently launched a new brand, Nasal Comfort for nasal health in 2005. The Company’s flagship product Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as six Zicam Cough Mist™ products and four Zicam Cold & Flu relief items. For more information regarding Matrixx products, go to www.matrixxinc.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.